Exhibit 99.1

Douglas McCutcheon	Mary McGowan
Sr. Vice President & CFO	Account Director
Metron Technology	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200

Metron Technology Completes Private Placement of $7 Million of Convertible Debentures

                SAN JOSE, Calif. - Aug. 27, 2003 -Metron Technology N.V. (NASDAQ: MTCH), the Outsource Solutions Company, today announced the closing of a private placement of $7.0 million principal amount of 8% convertible debentures due 2007 with an investor group including Midsummer Investment Ltd., a New York-based institutional investor.

The debentures are convertible at the option of the holders into Metron common shares at a conversion price of $3.79 per share, which represents a 10% premium to $3.45 (the “Closing Price”), the average of the daily volume weighted average prices of Metron common shares as traded on NASDAQ during a period prior to closing.  Interest on the debentures is payable quarterly in arrears in cash or, subject to certain conditions and at the option of Metron, Metron common shares.  The maturity date of the debentures is February 25, 2007.  The net proceeds from the issuance of the debentures will be used for the repayment of approximately $3.0 million of short term indebtedness and working capital as Metron further executes on its new business model, which includes expansion of its Fab Solutions Centers and its Legends Equipment Product line.

Metron also issued to the investors warrants to purchase an aggregate of 812,016 Metron common shares.  One half of the warrants have an exercise price of $3.97 per share, or 115% of the Closing Price, and the other half of the warrants have an exercise price of $4.31 per share, or 125% of Closing Price.  All of the warrants have a four-year term.

Under the terms of the transaction, and subject to certain qualifications, Metron has the right to force conversion of all or a portion of the debentures into common shares and to require the exercise of the warrants if the trading price of Metron’s common shares exceeds $10.34 per share for twenty consecutive trading days.

“We are very pleased with the confidence shown in Metron by the investor group,” said Douglas McCutcheon, senior vice president and chief financial officer of Metron.  “We believe that the structure of this transaction, with the conversion prices for both the debentures and the warrants at a premium to our recent market price, is indicative of that confidence.”

The issuance of Metron common shares upon the conversion of the debentures, the payment of interest in the form of Metron common shares and the exercise of the warrants in excess of 19.99% of Metron’s currently outstanding common shares is subject to approval by Metron’s shareholders.  Shareholders who hold in the aggregate approximately 44% of the outstanding Metron common shares have entered into voting agreements in which they have agreed to vote all of the Metron common shares that they hold in favor of such issuances of Metron common shares.  Metron intends to solicit shareholder approval for such issuances and other matters at its annual meeting of shareholders to be held by November 30, 2003.

Enable Capital, LLC acted as placement agent in connection with the private placement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities in the private placement, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Metron

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended May 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended February 28, 2003. Metron Technology does not undertake any obligation to update forward-looking statements

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